An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR - DATED SEPTEMBER 27, 2024

SUBJECT TO COMPLETION

ENVIRO.FARM SYSTEMS INC

Registrant’s principal address: 18 Grant Street, Plymouth, MA 02360

Registrant’s telephone number, including area code: (605) 838-0103

Registrant’s website: http://www.enviro.farm

Explanation: Enviro.Farm Systems Inc (the “Company”) is amending its Offering Statement filed on Form 1-A, as amended, last filed with the Securities and Exchange Commission on July 30, 2024, to attach an updated consent letter from the Company’s auditor as Exhibit 11.1 and an updated opinion of counsel as Exhibit 12.1.

EXHIBITS

The following exhibits are filed with this offering circular:

Exhibit	Description

2.1	Articles of Incorporation*
2.2	Bylaws*
4.1	Form of Subscription Agreement#
6.1	Contract with Entoro Securities, LLC*
6.2	Offer for Purchase of Land*
6.3	Form Loan Agreement*
6.4	Marketing Services Agreement*
8.1	Escrow Agreement*
11.1	Consent of Auditor
12.1	Opinion of Legality from Dodson Robinette, PLLC
99.1	VAFA & SDDA Financing Programs Overview and Application*

*Previously filed with Form 1-A/A on June 3, 2024

#Previously filed with Form 1-A/A on July 30, 2024

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized September 27, 2024.

Enviro.Farm Systems Inc

September 27, 2024	By:	/s/ William Tooley
	Name:	William Tooley
	Title:	Chief Executive Officer
(Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this offering circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Tooley	Chief Executive Officer, President, Chief Financial Officer, Secretary, and Director	September 27, 2024
William Tooley